Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 24, 2013 (except for the last paragraph of Note 1, as to which the date is November 1, 2013), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-191698) and related Prospectus of CardioDx, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Redwood City, California
November 1, 2013

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California
November 1, 2013